FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD SECOND QUARTER SALES

New York, New York, July 24, 2007: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the current second quarter rose to a record $82.8 million, up 18% from $70.3 million in the same period last year.  At comparable foreign currency exchange rates, second quarter net sales were 13% ahead of last year's second quarter.  Thus for the first half of 2007, net sales were $167.9 million, up 19% from $141.2 million; at comparable foreign currency exchange rates, net sales for the first half of 2007 were 14% ahead of last year.  Inter Parfums will issue financial results for the second quarter ended June 30, 2007 on Wednesday, August 8, 2007.  The results will be released after the close of the stock market.

Jean Madar, Chairman of the Board and Chief Executive Officer, noted, "Second quarter sales by our European based operations were $70.5 million, up 16% from $60.7 million in last year's second quarter.  The increase was due to several factors.  Since mid-first quarter, we've begun recording sales by our four majority-owned European distribution subsidiaries.  Additionally, the continued strength of Burberry fragrance sales was further enhanced by the introduction of Burberry Summer fragrance.  We are also very gratified by Lanvin brand sales, in particular, Eclat d'Arpege which continues to outperform expectations.  The inclusion of Van Cleef & Arpels since the start of the year also contributed to our top line growth.  Launches scheduled for the second half include: S. T. Dupont Blanc, Roxy, our first fragrance under this brand and Paul Smith Rose."

Mr. Madar continued, "Second quarter sales by U.S. operations were $12.3 million, a 29% improvement compared to $9.5 million in the same period one year earlier.  The growth was due primarily to initial shipments of more than 70 new bath and body products for women to 160 Gap Body stores and continued product shipments for Banana Republic stores.  The rollout of the bath and body collection to an additional 500 Gap Adult stores should be completed in time for the holiday season.  Additionally, six new Gap Eaux de Toilettes are debuting at Gap Body stores with the rollout to Gap Adult stores continuing throughout the fall.  For men, there are three fragrance collections and a complete grooming and skin care collection debuting at 200 Gap adult stores next month with shipments to another 300 stores later in the fall. Finally, joining the Banana Republic Discover Collection in September, are two new fragrances, Malachite for women and Cordovan for men."

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Lanvin, Paul Smith, S.T. Dupont, Christian Lacroix, Quiksilver/Roxy, and Van Cleef & Arpels and has controlling interest in Nickel S.A., a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements with Gap Inc. and New York & Company.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products.  The Company's products are sold in over 120 countries worldwide.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com